Exhibit 99.1

For Immediate Release

MINERVA NEUROSCIENCES ANNOUNCES $15 MILLION DEBT FACILITY

WITH OXFORD FINANCE LLC AND SILICON VALLEY BANK

Funding supports Minerva continuing to advance the clinical program for MIN-101, the company’s investigational compound in development for treatment of schizophrenia

WALTHAM, Mass., January 20, 2015 (GLOBE NEWSWIRE) – Minerva Neurosciences, Inc. (Nasdaq:NERV) today announced it has entered into a $15 million debt facility with Oxford Finance LLC (Oxford) and Silicon Valley Bank (SVB). The financing positions Minerva to broaden and advance the clinical development program for MIN-101, the company’s investigational compound in development for the treatment of schizophrenia. The next phase in development of MIN-101 will include chemical manufacturing control (CMC) scale-up activities and preparatory work for late stage clinical development.

Dr. Remy Luthringer, president and CEO of Minerva, stated, “With this additional debt funding from two leading industry investors, we can continue to advance the clinical development of MIN-101, our lead compound, into Phase IIb this year. We believe MIN-101 has shown strong promise as a potential therapy for schizophrenia in pre-clinical and early stage clinical research. We look forward to our future relationship with Oxford and SVB.”

“Oxford is pleased to provide capital to Minerva to support the continued development of drugs to treat central nervous system diseases,” said Christopher A. Herr, managing director for Oxford Finance.

“We are pleased to work with Minerva and other innovative companies around the world that are bringing important medical advancements to the healthcare market,” said Clark Hayes, director of Life Sciences at Silicon Valley Bank in Boston. “Our aim is to help the Minerva team move its business forward quickly with the right financing, connections and global services it needs as the company matures.”

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of product candidates to treat central nervous system (CNS) diseases. Minerva is developing first-in-class proprietary compounds, including its lead program MIN-101 in Phase IIb development for the treatment of schizophrenia, MIN-202 in Phase I development for primary and comorbid insomnia, MIN-301, which is in preclinical development for the treatment of Parkinson’s disease, and MIN-117 targeting major depressive disorder. Minerva’s common stock is listed on the NASDAQ Global Market where it trades under the symbol “NERV.” For more information, please visit: www.minervaneurosciences.com/.

About Schizophrenia

Patients suffering with schizophrenia present with a range of symptoms, including: positive symptoms, such as delusions, hallucinations, thought disorders, and agitation; negative symptoms, such as mood flatness and lack of pleasure in daily life; cognitive symptoms, such as the decreased ability to understand information and make decisions, difficulty focusing, and decreased working memory function; and sleep disorders. Most currently approved therapies for schizophrenia show efficacy primarily in the management of positive symptoms. An estimated 4.2 million people suffered from schizophrenia in 2012 in the United States and the five major European Union markets. Of those, an estimated 48% experienced predominantly negative symptoms and 80% suffered from cognitive impairment. In addition, about 50% of patients with schizophrenia experience sleep disorders, which can further exacerbate both positive and negative symptoms.

About Oxford Finance LLC

Oxford Finance LLC is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $2 billion in loans, with lines of credit ranging from $500 thousand to $75 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Massachusetts, Illinois and North Carolina. For more information visit www.oxfordfinance.com.

About Silicon Valley Bank

Banking the world’s most innovative companies and exclusive wineries, Silicon Valley Bank offers diverse financial services, knowledge, global networks, and world class service to increase our clients’ probability of success. With $36 billion in assets and more than 1,800 employees, we provide commercial, international and private banking through our locations around the world. Forbes Magazine ranks us among America’s Best Banks (2015) and Fortune named SVB one of the best places to work (2012). (Nasdaq: SIVB) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System.

Forward-Looking Safe-Harbor Statement:

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect the benefits of and the Company’s ability to leverage the additional debt funding from Oxford Finance LLC and Silicon Valley Bank; clinical and therapeutic potential of MIN-101; our ability to successfully develop and commercialize MIN-101; and management’s ability to successfully achieve its goals. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, without limitation, whether MIN-101 or any of our other therapeutic products will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether MIN-101 and our other therapeutic products will be successfully marketed if approved; whether any of our other therapeutic product discovery and development efforts will be successful; management’s ability to successfully achieve its goals; and our ability to raise additional capital to fund our operations on terms acceptable to us. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 6, 2014. Copies of reports filed with the SEC are posted on our website at www.minervaneurosciences.com. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.

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Media Contact:

Bill Berry

Berry & Company Public Relations

Tel: 212-253-8881

bberry@berrypr.com

Investor Contact:

Renee Leck

Stern Investor Relations

Tel: 212-362-1200

renee@sternir.com